SUB-ITEM 77P:
Investors First Fund, Inc. ("MGC") filed a request for an exemptive order with the Securities and Exchange
Commission under Section 19b. As of June 25, 2004,
MGC merged with and into Cornerstone Strategic Value
Fund, Inc. ("CLM" or the "Successor Fund").  On August
11, 2004 CLM received the Order under Section 19b pursuant to its request for exemptive relief.